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                                                                    Exhibit 3.1

                          CERTIFICATE OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION
                                      OF
                    VALLEY EXCAVATION AND TRUCKING, INC.

     Pursuant to the applicable provisions of the Nevada Business Corporation Act, Valley Excavation and Trucking, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The present name of the Corporation is Valley Excavation and Trucking, Inc.

     SECOND: The following amendments to its Articles of Incorporation were adopted by the board of directors and by majority consent of shareholders of the Corporation in the manner prescribed by applicable law.

     (1)  The Article entitled ARTICLE I - NAME, is amended to read a follows:

                                 ARTICLE I - NAME

     The name of the corporation shall be: RX Technology Holdings, Inc.

     (2) The Article entitled ARTICLE IV - STOCK, is amended to read as follows:

                                 ARTICLE IV - STOCK

     COMMON. The aggregate number of common shares which this Corporation shall have authority to issue is 50,000,000 shares of Common Stock having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

     PREFERRED. The Corporation shall be authorized to issue 1,000,000 shares of Preferred Stock having a par value of $.001 per share to be issued in such series and with such rights, preferences and designations as determined by the board of directors.

     THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 2,000,000.

     FIFTH: The number of shares voted for such amendments was 1,619,000 (81%) and no shares were voted against such amendment.

     DATED this 16th day of February, 2000.

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                                        VALLEY EXCAVATION AND
                                        TRUCKING, INC.

                                        By: /s/ Darold Moeller
                                            -----------------------------------
                                            Darold Moeller, President/Secretary


                                VERIFICATION

STATE OF UTAH         )
                      : ss
COUNTY OF SALT LAKE   )

     The undersigned being first duly sworn, deposes and states: that the undersigned is the President of Valley Excavation and Trucking, Inc., that the undersigned has read the Certificate of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the board of directors and stockholders of the Corporation.

                                          /s/ Darold Moeller, President
                                          ------------------------------------
                                          Darold Moeller, President


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STATE OF UTAH         )
                      : ss
COUNTY OF SALT LAKE   )


     Before me the undersigned Notary Public in and for the said County and State, personally appeared the President and Secretary of Valley Excavation and Trucking, Inc., a Nevada corporation, and signed the foregoing Articles of Amendment as his own free and voluntary acts and deeds pursuant to a corporation resolution for the uses and purposes set forth.

     IN WITNESS WHEREOF, I have set my hand and seal this 16th day of February 2000.

                                           /s/ Thomas G. Kimble
SEAL                                       -----------------------------------
                                           NOTARY PUBLIC